Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data,” “Selected Consolidated Financial and Operating Data” and “Experts” and to the use of our reports dated February 27, 2004 (except Note 13, as to which the date is April     , 2004), in the Registration Statement (Form S-1) and related Prospectus of Empi, Inc. for the registration of its common stock.

Our audits also included the financial statement schedule of Empi, Inc. for each of the two years in the period ended December 31, 2003 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP

The foregoing consent is in the form that will be signed upon completion of the restatement of the capital accounts described in Note 13 to the financial statements.

/S/    ERNST & YOUNG LLP

Minneapolis, Minnesota

March 23, 2004